           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Global Opportunities Fund:

We consent to the use in this Registration Statement of Oppenheimer Global
Opportunities Fund of our report dated October 21, 2004, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

Denver, Colorado
November 22, 2004